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                                                                  EXHIBIT 10(OO)

                                    2000-2002
                       BFGOODRICH LONG-TERM INCENTIVE PLAN

                 THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS
             COVERING SECURITIES THAT HAVE BEEN REGISTERED UNDER THE
                             SECURITIES ACT OF 1933.


Name:


AWARD GRANT

You have been granted the following Long-Term Incentive Plan shares for the three-year performance period 2000 through 2002:

            ________ phantom Performance Shares

Grants are credited as phantom Performance Shares in a book account for you. Each phantom Performance Share will be equivalent to one share of BFGoodrich common stock.

PLAN GOALS

The number of phantom Performance Shares you earn will depend on the three-year performance of the total Company, as measured against performance goals for the Company and each segment to be communicated to participants by Supplement.

OTHER IMPORTANT INFORMATION

- Grants will be credited as phantom Performance Shares in a book account for you. Each phantom Performance Share will be equivalent to one share of BFGoodrich common stock.

- Dividend equivalents will be accrued on all phantom Performance Shares in your account during the Plan cycle. Such dividend equivalents will be credited to your account in the form of additional phantom Performance Shares at the same time and in the same amount as actual dividend payments on BFGoodrich common stock.

- You will not earn any phantom Performance Shares if the Company's performance during the 2000 - 2002 period is below threshold performance.

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-    If threshold performance is achieved, the number of shares to be received free of further restrictions will range from 0% to 200% of your total phantom Performance Share account (including shares credited through dividend equivalents), based on attainment against goals set by the Compensation Committee.

- Payments from the Plan, if any, at the end of the Plan cycle, will be made in actual shares of BFG common stock, less the number of shares to satisfy applicable withholding taxes.

- New phantom Performance Share grants and performance targets are expected to be established for another three-year Plan cycle beginning in 2001.

- If you become totally disabled under the Company's Long-Term Disability Plan, or retire under the Company's Retirement Program for Salaried Employees during the Plan cycle, you will receive a pro rata payout at the end of the Plan cycle, based upon the time portion of the cycle during which you were employed. The actual payout will not occur until after the end of the Plan cycle, at which time the financial performance for the entire Plan cycle will be used to determine the size of the award in that event.

- If you die during a Plan cycle, you will receive a pro rata payout of your account, based upon financial results calculated for the portion of the cycle through the end of the fiscal quarter following your death.

- If you terminate employment prior to the end of the Plan cycle for reasons other than death, disability or retirement, you will forfeit all Performance Shares.

- The Compensation Committee of the Board of Directors retains the right in its sole discretion to reduce any award which would otherwise be payable, unless there has been a Change in Control, as defined in the Stock Option Plan.

- Any income you derive from a payout of Performance Shares will not be considered eligible earnings for Company or subsidiary pension plans, savings plans, profit sharing plans or other benefit plans.

FOR MORE INFORMATION

If you have questions about the Long-Term Incentive Plan or need additional information, contact Kevin Heslin at (704) 423-7094.

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